Exhibit 99.1
Community Bankers Trust Corporation Receives $17.680 Million Equity Investment Under Treasury Capital Purchase Program — Continues to Have One of the Strongest Balance Sheets in the Banking Industry
GLEN ALLEN, Va.—(BUSINESS WIRE)—Community Bankers Trust Corporation (the “Company” or “CBTC”) (AMEX: BTC) announced today that it has completed the issuance and sale of $17,680,000 of Fixed Rate Cumulative Perpetual Preferred Stock and a related common stock warrant to the U.S. Treasury Department under its voluntary Capital Purchase Program (“CPP”). The preferred stock will qualify as Tier 1 capital and pay cumulative dividends of 5 percent for the first five years and 9 percent thereafter, unless CBTC redeems the shares. The preferred shares can be redeemed in the first three years with the proceeds from the issuance of certain qualifying Tier 1 capital or after three years with any funds. As part of the transaction, the Treasury received a warrant to purchase 780,000 shares of CBTC common stock at an exercise price of $3.40 per share, representing an aggregate market price of approximately $2.7 million. A more complete description of the terms and conditions of the senior preferred stock and warrant can be found on the U.S. Department of the Treasury’s website at: http://www.ustreas.gov/initiatives/eesa.
Although CBTC met all regulatory requirements to be classified as a “well capitalized” institution as of September 30, 2008, and has continued to meet such requirements, the CPP capital injection further strengthens all of the Company’s capital ratios. As of September 30, 2008, the Company’s leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 16.7%, 18.1%, and 19.2%, respectively, taking into effect the recent acquisition by CBTC of The Community Bank, these ratios were approximately 14.3%, 16.9% and 17.8%. Had the CPP funds been received on September 30, 2008, those respective ratios would have been approximately 18.9%, 21.1%, and 22.2%, and taking into effect the recent acquisition by CBTC of The Community Bank, including the CCP investment, these ratios would have been approximately 16.1%, 19.5% and 20.5%.
Additionally, CBTC’s wholly-owned bank subsidiary, Bank of Essex is participating in the FDIC’s Temporary Liquidity Guarantee Program, which provides full FDIC insurance coverage of noninterest-bearing deposits and certain other transaction accounts (regardless of the dollar amount) through December 31, 2009, as well as the Debt Guarantee Program, which provides a full FDIC guarantee on certain qualifying unsecured debt obligations issued by the Company, subject to certain limitations.
George M. Longest, President and Chief Executive Officer of CBTC, commented: “In this time of uncertainty for the industry, we are extremely pleased to have been selected to participate in the Capital Purchase Program and to receive these funds. While we continue to maintain one of the strongest balances sheets in the industry, this investment further enhances our already strong capital position and enables us to continue to pursue both our immediate and long-term growth objectives and respond to the needs of the communities we serve. We continue to make new loans and explore other growth opportunities, and believe that while it is a challenging time for the industry, such times also present unique opportunities to build long-term shareholder value.”

About Community Bankers Trust Corporation.
CBTC is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with approximately $1.2 billion in assets, $1.0 billion in deposits, $500 million in loans, and $168 million in capital. It operates 17 full service banking facilities. From Virginia’s Chesapeake Bay to the Shenandoah Valley the Company operates 13 banking branches under the Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names and four branches in the greater Atlanta, Georgia market under the Essex Bank brand name. Additional information is available on the Company’s website at www.cbtrustcorp.com. The shares of the Company are traded on the American Stock Exchange (AMEX) under the symbol “BTC”.
Forward-Looking Statement:
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Facts that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures in the banking industry that may increase significantly; changes in the interest rate environment may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, deterioration in credit quality and/or a reduced demand for credit or other services, changes in the legislative or regulatory environment, including changes in accounting standards, may adversely affect our business; costs or difficulties; related to the integration of the business and the businesses we have acquired may be greater than expected; expected cost savings associated with recently completed acquisitions may not be fully realized or realized within the expected time frame; our competitors may have greater financial resources and develop products that enable them to compete more successfully; changes in business conditions, changes in the securities market and changes in our local economy with regards to our market area. We assume no obligation to update information contained in this release.
Contacts

Community Bankers Trust Corporation
Bruce E. Thomas
Senior Vice President/Chief Financial Officer
804-443-4343
or
Gary A. Simanson
Vice-Chairman, Chief Strategic Officer
202-431-0507